Stockholder Letter Q3 2021

Third Quarter 2021 Results and Highlights

Revenue: $55.0 million, down 28.8% year over year and 16.4% sequentially, due primarily to limited new vehicle inventories across dealers, a consequence of the macro environment, including the ongoing automobile semiconductor shortage.

Net Loss: $6.8 million, as compared to net income of $11.6 million in the third quarter of 2020 and net loss of $7.3 million in the second quarter of 2021.

Adjusted EBITDA[1] of $1.5 million as compared to $20.5 million in the third quarter of 2020 and $4.7 million in the second quarter of 2021.

Healthy balance sheet offers considerable financial flexibility: Cash and equivalents of approximately $250.7 million as of September 30, 2021 and zero debt.

Launched pilot stage of TrueCar+: Launched pilot for our TrueCar+ end-to-end automotive marketplace in Florida with select dealers.

Notable partnership updates: The Navy Federal Credit Union car buying program continued to show great promise with monthly unit volumes already placing it among TrueCar's top 10 partnerships just six months after its launch.

Key Third Quarter 2021 Metrics

Revenue	**$55.0 million** vs. $65.8 million in Q2 2021	**Traffic** (avg. monthly unique visitors)	**8.3 million** vs. 9.6 million in Q2 2021
Net Loss	**$6.8 million** vs. $7.3 million in Q2 2021	**Dealers**	**12,906** vs. 13,159 in Q2 2021
Adj. EBITDA[1]	**$1.5 million** vs. $4.7 million in Q2 2021	**Units**	**146K** vs. 195K in Q2 2021
Cash & Equivalents	**$250.7 million** vs. $267.1 million in Q2 2021	**Monetization**	**$376/unit** vs. $336/unit in Q2 2021

[1] Refer to the financial tables at the end of this letter for further details and a reconciliation of the non-GAAP measures presented to the most directly comparable GAAP measures.

TrueCar Q3 2021 | Stockholder letter 2

Q3 2021 | Stockholder letter 3 To Our Fellow Stockholders: Automotive retail is undergoing dramatic change driven by rising consumer expectations for a more satisfying buying experience that is increasingly digital. We have witnessed the digitization of nearly every corner of retail from apparel to big ticket appliances, yet automotive still lacks a modern marketplace that serves new and used car buyers. Our Vision for TrueCar+. Now, imagine a time when consumers can enjoy a seamless online car buying experience for both new and used vehicles through a user-friendly, modern marketplace. This marketplace educates and informs consumers, allowing them to identify the right vehicle based on their needs, across the largest selection of new and used inventory nationwide. Using this platform, shoppers can complete their car purchase with a reputable and proven dealer, yet arrange for financing, insurance, and delivery all from the comfort of their couch. They come away with a satisfying digital shopping experience and never have to enter the dealership or even leave their home - unless they choose to. This is our vision for TrueCar+, a modern marketplace for new and used cars and an important strategic initiative for our company. While TrueCar enables a consumer to be connected to a dealer directly, TrueCar+ takes this one step further and allows the consumer to complete their transaction with a dealer online, within the TrueCar+ environment. A modern marketplace needs to offer a comprehensive selection of vehicles in an easy-to-understand, transparent format that provides market context. Transactions in this marketplace are consistent and come with built-in protections for both the buyer and the seller. It also features scalable technology and is driven by performance-based monetization. We have already seen innovative companies prove out the market for digital car buying for pre-owned vehicles. Progress on the new car side has been more modest due to legal complexity and structural factors. We believe our marketplace approach will help extend this capability across new and used vehicles with TrueCar+. Our North Star. At TrueCar, our North Star is to make car buying and selling easy, transparent, and efficient. We have built a well-known, trusted brand and a strong reputation for providing consumers with useful research, market context and pricing transparency as they embark on their car-buying journey. At the same time and in support of our dealers, we have continually sought to bring more of the actual purchasing process online, to deliver an excellent consumer experience. The Digitization Opportunity for TrueCar. We firmly believe that car buying will become increasingly digital in the not-too-distant future. This means that digital assets will increasingly replace functions that have traditionally taken place on the showroom floor, whether that is pricing, payment development, trade-in valuation or deal finalization. For TrueCar, this translates into a tremendous opportunity to serve both consumers and dealers through a modern two-sided marketplace for new and used vehicles that we are working to deliver. We believe TrueCar is well placed to deliver this automotive marketplace due to our trusted consumer brand, broad dealer network and strong OEM relationships.

Q3 2021 | Stockholder letter 4 Evolving Consumer Expectations. It is clear that shoppers’ expectations have been evolving, as confirmed in our surveys of thousands of in-market auto shoppers. Most consumers tell us that they want to receive and understand the actual price for the vehicle they want, inclusive of all fees and taxes and that this has more appeal than simply finding the lowest price. Car buyers are increasingly comfortable completing the purchase, lease or financing online. To us, this means that consumers will be empowered as they build a deal that includes their trade-in, and receive a monthly payment that has been customized for their profile and needs. They will be able to reserve their vehicle, arrange for financing and protection products, complete their purchase and schedule vehicle delivery, entirely in the TrueCar+ environment. Dealers will Benefit from TrueCar+. TrueCar+ will allow dealers to extend their sales reach well beyond their local area or zip code. Dealers will be able to establish a strong digital presence at a fraction of the cost of building one themselves and quickly offer digital capabilities that consumers have come to expect in other parts of retail. Meeting these expectations can influence where consumers ultimately purchase their vehicle. In addition, we believe that taking some of the traditional deal-building elements online will present attractive profit opportunities for dealers and allow their staff to focus on customer service.

Q3 2021 | Stockholder letter 5 TrueCar+ in Limited Early Release. We launched TrueCar+ as a pilot in September with select dealers. We continue to test, learn, add functionality and improve the flow and connection points between shoppers and dealers, through an agile process to ensure a superior digital experience. We believe our TrueCar+ marketplace will open up opportunities for higher monetization rates in the future. We are excited to provide this early look at TrueCar+ and remain confident that we will formally launch TrueCar+ in the first quarter of 2022. We will be thoughtful and deliberate as we look to scale TrueCar+ across new dealers, with new brands and into new geographic markets. While the current market environment remains challenging, we remain focused on strengthening our core business through upcoming initiatives that include enhanced Pre-Qualification, Home Delivery and a new Sell Your Car experience. We will also continue to invest in TrueCar+ as a unique and differentiated new offering that we believe will position us to benefit from the rising digitization of the auto buying process. Our balance sheet gives us the flexibility to invest in our core business and in TrueCar+, along with the branding and marketing that will support the rollout of this important initiative. We look forward to sharing more details about TrueCar+ in the future. Michael Darrow President and Chief Executive Officer Jantoon Reigersman Chief Financial Officer

Q3 2021 | Stockholder letter 6 Technology and Product Updates During the third quarter, we continued to make progress on product updates including Pre- Qualification, Home Delivery and a new Sell Your Car experience, in order to strengthen our core TrueCar platform and to help us partly mitigate the impact of reduced new vehicle inventories. Pre-Qualification. During the third quarter, TrueCar launched its new pre-qualification experience for new and used vehicles to increase consumer confidence through deal transparency and comparisons for a more efficient car buying experience. We plan to roll out the TrueCar auto finance pre-qualification experience among TrueCar Certified Dealers nationwide as we expand our lender partnerships. Home Delivery. We are actively working on a solution to allow our dealers to market their inventory beyond their local area. TrueCar’s Home Delivery solution will enable any dealership to participate beyond their local market and to compete at a regional and national level on equal footing with online retailers. We expect to launch the pilot for Home Delivery during the fourth quarter. New “Sell Your Car” Experience. We continue to see strong demand from our dealer partners to source cars directly from consumers. Our new Sell Your Car experience will allow consumers to get an upfront, transactable value on their car at local TrueCar dealerships. By leveraging our diverse affinity relationships within banking, insurance and retail, we expect to reach consumers early in their selling process and provide them real-time personalized offers on their current vehicles, providing a unique value proposition. We expect to launch Sell Your Car during the fourth quarter of this year.

Q3 2021 | Stockholder letter 7 Partner Updates Growth in Traffic and Prospects. During the third quarter, our partner channel experienced year-over- year prospect growth with both newer marquee partners and existing ones. Traffic across our partner channel grew 6.6% from the year-ago third quarter while prospects increased 10.4%. Partner channel units (new and used) declined 4.0% year over year in the third quarter. Units from Newer Partners. Partners launched since January 2020 accounted for 11% of third-quarter partner channel units. The pipeline for new partners remains strong and continues to be a strategic lever for TrueCar. We continue to uncover new opportunities to leverage our auto-buying platform across a diverse set of industry areas. As an example, during the third quarter we entered into several new partner agreements, including agreements to operate programs supporting drivers in the ‘gig economy’ and automotive content providers supporting the burgeoning Battery Electric Vehicle market. Strong Ramp Up Continues with Navy Federal Credit Union. The Navy Federal Car Buying Service that launched during the first quarter continues to show great momentum, now six months into the relationship. We are very excited about the program, which has achieved monthly unit volumes that already place it among TrueCar’s top 10 partnerships. Our teams continue to work closely on initiatives that will bring Navy Federal members a highly integrated shopping experience with increased value and continued partnership growth.

TrueCar Military DrivenToDrive

At TrueCar, we believe that driving is an expression of freedom and independence. Taking care of those who have made sacrifices for our freedom is at the center of our commitment to the military community. This is why, in addition to offering a car-buying solution for members of the military community, we created our DrivenToDrive program in 2017. The program was inspired by Army Ranger Cory Remsburg, who has been a profile in courage, determined to live his life to the fullest despite being injured badly by a roadside bomb in Afghanistan. TrueCar created DrivenToDrive to help injured American veterans, like Cory, regain their independence by providing them with a new vehicle, retrofitted to their needs.

Driving is a key milestone in a wounded veteran's recovery program that represents so much more than just getting from point A to point B. It also represents independence and the very freedom they fought to preserve. Our mission is to help veterans get back behind the wheel and regain their independence and their freedom through mobility. Since the launch of DrivenToDrive, the program has awarded six vehicles to help get our veterans back behind the wheel. On November 9, just before Veterans Day, the DrivenToDrive program will award another new vehicle to show our ongoing support for our veterans and our immense gratitude for their sacrifice.

DRIVEN TO DRIVE
Powered by TrueCar Military

2020 DriventoDrive Vehicle Recipient
Air Force Veteran, Karah Behrend



https://dealerportal.truecar.com/dealer-true-insights/meet-driventodrives-2020-vehicle-recipient

After joining the Air Force in 2011, Karah had her career as a signals intelligence analyst cut short after a routine surgery resulted in a progressive neurological disease that eventually left her paralyzed. Rather than slowing her down, this setback only seems to have fueled her drive. According to Karah, she has always loved going fast, so she continues to move full speed ahead as a rally car racer, driving instructor, rugby player, and inventor.

TrueCar Q3 2021 | Stockholder letter 8

Q3 2021 | Stockholder letter 9 Market Environment Market conditions across the broader automotive industry continued to worsen as the third quarter progressed. While consumer demand remained healthy, it was met with increasingly constrained supply for new vehicles. New Vehicle Trends. After peaking at 18.3 million in April 2021, new vehicle SAAR declined to 12.2 million by September, according to data from the U.S. Bureau of Economic Analysis. For context, SAAR was relatively stable going into the Covid-19 pandemic, at an average of 17.0 million in 2019, which fell to an average of 14.5 million in 2020 with a monthly low of 8.6 million (April 2020). According to data from Motor Intelligence, new vehicle stock was approximately 417,000 units less in September 2021 than in June 2021 and 2.7 million below the September 2019 level. While new inventory still trended lower in the third quarter, the rate of decline slowed from the pace seen during the second quarter. Although we are encouraged by the slowing pace of inventory decline for new vehicles, it is unlikely, in our view, that new vehicle inventory will rebound meaningfully by the end of the year. OEMs. OEMs are also continuing to evaluate their production mix and make strategic decisions on chip allocations. They continued to reduce their marketing and incentive spend in the face of this imbalance between supply and demand. More recently, we are also seeing more than 50% of new cars sell above MSRP. Pre-Owned Vehicles. Vehicle scarcity is also evident in the pre-owned market, although to a far lesser extent than for new vehicles. We continue to see high demand and ongoing competition among dealers for available pre-owned stock. Aside from supporting higher pricing, the imbalance between vehicle inventories and demand has continued to drive dealerships to spend less on marketing. Collectively, these market trends, which we also discussed during our second quarter earnings call, created headwinds for our business, affecting close rates and, by extension, units, as we note in the financial discussion that follows. Although we believe that these headwinds are temporary in nature, we expect little change in the macro environment over the balance of 2021 and possibly into 2022, until inventories start to rebuild. Importantly, we stay closely connected to our dealers and OEMs and continue to manage our business prudently while investing for the future. Our dealers and industry partners tell us that they are leaning into the digital channel; we believe TrueCar+ is a unique and differentiated offering that will help them do so.

Q3 2021 | Stockholder letter 10 Q3 2021 Financial Discussion: Revenue Revenue of $55.0 million declined 28.8% year-over-year and 16.4% sequentially. The year over year and sequential revenue decline was mainly due to limited new vehicle inventories across dealers, particularly for pay-per-sale transaction revenue, which accounted for approximately 25% of dealer revenue during the third quarter. This decline was partially offset by increased demand for used vehicles as independent revenue was up 9.0% year over year and relatively flat sequentially. New product revenue of $3.7 million increased 8.3% year over year and was unchanged from the second quarter. OEM and other revenue ended the period at $1.7 million and $0.3 million, respectively, with OEM revenue down sharply from the $5.8 million reported in the year-ago third quarter and the $2.8 million reported for the second quarter of this year as OEMs scaled back marketing and incentive spend. Key Metrics Dealer count at the end of the third quarter was 12,906, comprising 8,973 Franchise dealers and 3,933 Independent dealers. This represents a sequential decline of 253 total dealers, which slowed from the decline seen during the second quarter of 2021 of 989. We continue to anticipate some pressure on our dealer count due to limited dealer activations in the current environment where strong vehicle demand is often met with limited stock and elevated pricing. We continue to expect dealers to limit marketing spending as they look to fill out their inventories. (in millions)

Q3 2021 | Stockholder letter 11 Total third-quarter units were approximately 146,000 as compared to approximately 214,000 during the same quarter last year and approximately 195,000 during the second quarter of 2021. As a reminder, the third quarter of 2020 included approximately 46,000 units from USAA. We lapped the loss of USAA during the third quarter of 2021. Excluding this impact, total units declined by 13.4% year over year due to a decline in new units while used units were essentially flat. Consistent with demand trends and the constraints seen in the availability of new vehicles, used vehicles as a percentage of total units climbed to 45% from 38% during the second quarter of 2021 and 41% in the third quarter of last year. Monetization increased to $376 from $336 during the second quarter of 2021, and $346 in the third quarter last year. The primary driver of this increase was improved Independent dealer monetization, which, as previously noted, was spurred by the increase in used car demand.

Q3 2021 | Stockholder letter 12 Consumer traffic averaged 8.3 million monthly unique visitors during the third quarter, a decline from 9.5 million seen during the third quarter of 2020 and 9.6 million seen during the second quarter of 2021, which was driven by our decision to dial back on marketing as a result of low inventory supply in the market. Expense and Margin (Reconciliations of non-GAAP measures used in this letter to their nearest GAAP equivalents are provided at the end of this letter, and all amounts represent continuing operations). Third-quarter gross profit, defined as revenues less cost of revenue, was $49.3 million with a gross margin of 89.7%, in line with prior quarters. Technology and development expenses were $9.9 million on a GAAP basis and $8.8 million on a non- GAAP basis in the third quarter of 2021, down 2.7% and 2.1% year over year, respectively. Sequentially, technology and development expenses declined 8.3% on a GAAP basis and 8.6% on a non-GAAP basis, driven primarily by personnel costs. General and administrative expenses were $11.1 million on a GAAP basis and $9.1 million on a non- GAAP basis in the third quarter, down 1.7% and up 3.4% year over year, respectively. General and administrative expenses declined 19.7% and 7.0% sequentially on a GAAP and non-GAAP basis, respectively. On a GAAP basis, the sequential decline was primarily due to an impairment charge on our right-of-use assets associated with certain of our office locations and personnel related costs. On a non-GAAP basis, the decline was largely headcount related.

Q3 2021 | Stockholder letter 13 Sales and marketing, our largest expense category, was $31.2 million on a GAAP basis and $30.0 million on a non-GAAP basis in the third quarter of 2021, down 13.8% and 13.0% year over year, respectively. Sequentially, sales and marketing expenses were down 16.6% and 16.7% on a GAAP and non-GAAP basis, respectively. As a percentage of revenue, GAAP and non-GAAP sales and marketing remained flat at 56.8% and 54.5%, respectively from the second quarter as we have continued to dial back on marketing in response to the macro-related inventory shortages. Within sales and marketing expense, TrueCar.com acquisition expense was $9.9 million, down from $12.8 million in the year-ago third quarter and down approximately 27.2%, sequentially. Cost per sale for TrueCar.com units was down 2.4% year over year, resulting in a cost per sale of $135, but up 4.3% sequentially. Partner marketing expense was $10.1 million in the third quarter, up 1.4% year over year but down 13.2% on a quarter over quarter basis. Finally, headcount and other marketing expenses were $10.0 million, down 14.3% year over year and 7.2% sequentially, primarily due to timing of attrition and recruiting backfill. In summary, as the market conditions worsened during the third quarter, we were able to respond quickly and scale back our sales and marketing spending. Balance sheet We ended the third quarter with approximately $250.7 million in cash and equivalents, as compared to $178.7 million at the end of the third quarter of 2020 and $267.1 million after the second quarter of 2021. We continue to have no debt. During the third quarter, we used approximately $12.5 million to repurchase shares. Outlook In light of the inventory and global supply chain issues seen across the automotive market as the third quarter progressed, there remains a heightened level of uncertainty, particularly for new vehicles. While we are starting to see some stabilization in new vehicle inventories, this is happening at levels that are still well below industry norms. As a result, we continue to expect pressure on new vehicle retail volumes until conditions improve more meaningfully. Inventory constraints may also negatively impact our key metrics, including dealer counts and close rate. Due to these factors, we are not providing guidance for the fourth quarter of 2021. We will continue to manage our business prudently and invest in the strategic initiatives that will position us for growth and increased monetization once we see a more meaningful recovery in inventories.

Q3 2021 | Stockholder letter 14 Conference Call Details TrueCar’s management will host a conference call to discuss third-quarter financial results on Thursday, November 4, 2021 at 9:00 a.m. Eastern Time. A live webcast of the call can be accessed from the Investor Relations section of our website at ir.truecar.com. Investors and analysts can participate in the call by dialing 1-877-870- 4263 (domestic) or 1-412-317-0790 (international). An archived replay of the call will be available upon completion on the Investor Relations section of our website at ir.truecar.com. We have used, and intend to continue to use, our Investor Relations website (ir.truecar.com), Twitter (@TrueCar) and Facebook (www.facebook.com/TrueCar) as means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. About TrueCar TrueCar is a leading automotive digital marketplace that enables auto buyers to connect to our nationwide network of Certified Dealers. We are building the industry’s most personalized and efficient auto buying experience as we seek to bring more of the purchasing process online. Consumers who visit our marketplace will find a suite of vehicle discovery tools, price ratings and market context on new and used cars – all with a clear view of what’s a great deal. When they are ready, TrueCar will enable them to connect with a local Certified Dealer who shares in our belief that truth, transparency and fairness are the foundation of a great auto buying experience. As part of our marketplace, TrueCar powers auto-buying programs for over 250 leading brands, including AARP, Sam’s Club, Navy Federal Credit Union and American Express. TrueCar is headquartered in Santa Monica, California, with an office in Austin, Texas. Investor Relations Zaineb Bokhari VP, Investor Relations investors@truecar.com Media TrueCar media line: +1-844-469-8442 (US toll-free) pr@truecar.com

Q3 2021 | Stockholder letter 15 Forward-Looking Statements This document contains forward-looking statements. All statements contained herein other than statements of historical fact are forward-looking statements, including statements regarding TrueCar+ and our pre-qualification, home delivery and “Sell Your Car” experience solutions, our partnering arrangements, including those with Navy Federal Credit Union and OEMs, and our dealer marketing spend, and the macro environment, including automobile inventory levels. These forward-looking statements are subject to a number of risks, uncertainties and assumptions that may prove incorrect, any of which could cause our results to differ materially from those expressed or implied by such forward-looking statements, and include, among others, those risks and uncertainties described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission, or SEC, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021 filed with the SEC and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 to be filed with the SEC. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. All forward-looking statements in this press release are based on information available to our management as of the date of this press release and except as required by law; management assumes no obligation to update those forward-looking statements, which speak only as of their respective dates. Use of Non-GAAP Financial Measures This document includes the following Non-GAAP financial measures: Adjusted EBITDA and Adjusted EBITDA margin. We define Adjusted EBITDA as net income (loss) adjusted to exclude interest income, interest expense, depreciation and amortization, stock-based compensation, income (loss) from equity method investment, certain restructuring costs, certain executive departure costs, certain transaction expenses, certain litigation costs, changes in the fair value of contingent consideration, goodwill impairment, other expense (income), impairment of lease right-of-use assets, and income taxes. We have provided below a reconciliation of Adjusted EBITDA to net loss, the most directly comparable GAAP financial measure. Adjusted EBITDA should not be considered as an alternative to net loss or any other measure of financial performance calculated and presented in accordance with GAAP. We use Adjusted EBITDA as an operating performance measure because it is (i) an integral part of our reporting and planning processes; (ii) used by our management and board of directors to assess our operational performance, and together with operational objectives, as a measure in evaluating employee compensation and bonuses; and (iii) used by our management to make financial and strategic planning decisions regarding future operating investments. We believe that using Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis because it excludes variations primarily caused by changes in the excluded items noted above. In addition, we believe that Adjusted EBITDA and similar measures are widely used by investors, securities analysts, rating agencies

Q3 2021 | Stockholder letter 16 and other parties in evaluating companies as measures of financial performance and debt service capabilities. Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are: • Adjusted EBITDA does not reflect the payment or receipt of interest or the payment of income taxes; • Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; • although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditures or any other contractual commitments; • Adjusted EBITDA does not reflect the legal, accounting, consulting and other third-party fees and costs that we incurred in connection with the evaluation and negotiation of potential merger and acquisition transactions; • Adjusted EBITDA does not reflect the costs to advance our claims in certain litigation or the costs to defend ourselves in various complaints filed against us; • Adjusted EBITDA does not reflect the severance charges associated with restructuring plans; • Adjusted EBITDA does not reflect the impairment charges on our right-of-use assets associated with subleasing; • Adjusted EBITDA does not consider the potentially dilutive impact of shares issued or to be issued in connection with stock-based compensation; and • other companies, including companies in our own industry, may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure. Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including our net loss, our other GAAP results and various cash flow metrics. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future we will incur expenses such as those that are the subject of adjustments in deriving Adjusted EBITDA and you should not infer from our presentation of Adjusted EBITDA that our future results will not be affected by these expenses or any unusual or non-recurring items.

Q3 2021 | Stockholder letter 17 Financial Statements and Non-GAAP Financial Measures

Q3 2021 | Stockholder letter 18

Q3 2021 | Stockholder letter 19

Q3 2021 | Stockholder letter 20

Thank You